Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS is made and entered into as of this 3rd day of December, 2004, by and between INDUSTRIAL DEVELOPMENTS INTERNATIONAL, INC., a Delaware corporation (“Seller”), and COST PLUS, INC., a California corporation, or its nominee (“Buyer”).

W I T N E S S E T H T H A T :

WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, the Property (as hereinafter defined), but only upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the Earnest Money, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. Definitions and Exhibits.

1.1 Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

Agreement. This Purchase and Sale Agreement and Joint Escrow Instructions.

Broker. Lee & Associates – Central Valley, Inc.

Building. The warehouse building containing approximately 513,778 square feet, which is located on the Land and known locally as 3610 Airport Way, Stockton, California.

Closing. The closing and consummation of the purchase and sale of the Property pursuant hereto, including, without limitation, the recording of the Deed in the records of Sacramento County, California.

Closing Date. The date on which the Closing occurs as provided in Section 11.1 hereof.

Confidential Information. The confidential information described in Section 6.4 hereof.

Contract Date. The date upon which this Agreement shall be deemed effective, which shall be the date on which each of Seller and Buyer has executed this Agreement and each of them has received a counterpart executed by the other, which date shall be inserted in the blank first above written.

Deed. The Grant Deed to be executed by Seller in the form attached hereto as Exhibit D.

Earnest Money. The amount deposited by Buyer in escrow with Escrow Agent as earnest money pursuant to the terms and conditions of Section 3, together with any interest earned thereon (which shall follow principal).

Environmental Matter. Any matter or circumstance related in any manner whatsoever to (i) the disposal or release of solid, liquid or gaseous waste into the environment, (ii) the treatment, storage, disposal or other handling of any Hazardous Materials, (iii) the placement of structures or materials into waters of the United States, (iv) above-ground or underground storage tanks used for the storage of petroleum, petroleum products, or Hazardous Materials, (v) the presence of any Hazardous Materials, including, but not limited to, asbestos, in any building, structure or workplace, which matter or circumstance exists at the Property on or before the Closing Date.

Escrow. As defined in Section 3.2

Escrow Agent. FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK acting as Escrow Agent pursuant to the terms and conditions of the Escrow Agreement and Section 3 hereof.

Escrow Agreement. That certain Escrow Agreement of even date herewith among Seller, Buyer and Escrow Agent referred to in Section 3 hereof and attached hereto as Exhibit A and by this reference made a part hereof.

Governmental Requirements. Laws, rules and regulations of federal, state and local governmental authorities having jurisdiction over the Property.

Hazardous Materials. As defined in Section 6.3.

Improved Land. All that tract or parcel of land described or depicted on Exhibit B-1 attached hereto and by this reference made a part hereof, containing approximately 24.01 acres. The Improvements are located on the Improved Land.

Improvements. The Building and any other buildings, structures and improvements located upon the Land.

Inspection Date. The Inspection Date set forth in Section 6.6 hereof.

Intangible Interests. To the extent transferable, all intangible personal property, if any, owned by Seller and used in the operation of, located at, or associated exclusively with the Property (but expressly excluding any rights in the name “Industrial Developments International, Inc.”), including without limitation transferable permits, licenses, entitlements, certificates, approvals, and consents granted or issued by any governmental or quasi-governmental agency; all warranties and guarantees, if any, by third parties covering the Property and the Improvements, including without limitation all warranties and guarantees by architects, contractors, subcontractors, engineers, and/or vendors.

Land. Collectively, the Improved Land and the Unimproved Land, which constitute Parcel 1 as depicted on Parcel Map filed in Book 22 of Parcel Maps, at page 145, Records of San Joaquin County, California. The legal description of the Land contained in the Deed will be a reference to such Parcel 1 in said Records.

Permitted Title Exceptions. Those matters identified on Exhibit C attached hereto and by this reference made a part hereof and, to the extent not included therein, current and future property taxes and assessments not yet due and payable, any zoning laws and ordinances, any existing general utility easements serving the Property and any other rights or interests recorded in the public records where the Land is located.

Plans. As defined in Section 6.4(a).

Property. All of Seller’s right, title and interest in, to and under the following property:

(i) The Unimproved Land;

(ii) The Improved Land;

(iii) The Improvements;

(iv) The Intangible Interests; and

(v) All rights of way or use, licenses, tenements, hereditaments, appurtenances and easements now or hereafter belonging or pertaining to any of the foregoing, except those, if any, hereinafter reserved to Seller.

Proration Date. The effective date of the prorations provided in Section 4.2 hereof, which is 11:59 p.m. on the eve of the Closing Date.

Purchase Price. The purchase price for the Property described in Section 4.1.

Seller Related Parties. As defined in Section 18.13.

Square Footage of the Unimproved Land. As defined in Section 4.1.1.

Survey. The survey of the Land described in Section 6.7 hereof.

Title Commitment. As defined in Section 5.

Title Insurer. Fidelity National Title Insurance Company of New York.

Unimproved Land. All those tracts or parcels of land described in Exhibit B-2 attached hereto and by this reference made a part hereof, containing approximately 55.34 acres.

1.2 Exhibits. Attached hereto and forming an integral part of this Agreement are the following exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto:

Exhibit A - Escrow Agreement

Exhibit B-1 - Description of Improved Land

Exhibit B-2- Description of Unimproved Land

Exhibit C - Permitted Title Exceptions

Exhibit D - Form of Grant Deed

Exhibit E - Non-Foreign Certificate

Exhibit F- General Assignment

Exhibit G- Description of Plans

Section 2. Purchase and Sale Agreement. Subject to and in accordance with the terms and provisions hereof, Seller agrees to sell and Buyer agrees to purchase the Property.

Section 3. Deposit; Opening of Escrow.

3.1 Earnest Money. Buyer shall deposit into Escrow the sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (“Initial Earnest Money”) within three (3) business days after the date on which this Agreement has been fully executed and delivered by both Buyer and Seller. The Initial Earnest Money, the Additional Earnest Money (as hereinafter defined) and all interest accruing on such deposits is hereinafter referred to collectively as the “Earnest Money”. Unless this Agreement terminates pursuant to Section 6.6, Buyer shall, not later than the Inspection Date, deposit into Escrow the sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (“Additional Earnest Money”), which will automatically become part of the Earnest Money for all purposes under this Agreement. If Buyer pays either or both of the Extension Fees (as defined in Section 6.6.1), the

Extension Fees will be held by Escrow Agent, but will not, as provided in Section 6.6.1, be part of the Earnest Money and will not be refundable to Buyer except in the event of default by Seller under this Agreement. The Escrow Agent shall invest the Earnest Money (and, if received, the Extension Fees) in an interest bearing account of an FDIC-insured bank and shall be held by Escrow Agent in the Escrow (as defined in Section 3.2) until applied at Closing in accordance with this Agreement or until the Earnest Money (or the Extension Fees, if applicable) is otherwise disbursed in accordance with this Agreement. The Earnest Money shall be retained or refunded, as the case may be, in accordance with the terms of this Agreement and, except if Buyer defaults on its obligations under this Agreement resulting in termination of this Agreement by Seller, shall be applied as a credit against the Purchase Price at Closing. The Extension Fees will either be credited against the Purchase Price at Closing or disbursed to Seller as consideration for extension of the Inspection Date, as provided in Section 6.6.1 (or refunded to Buyer in the event of default by Seller under this Agreement resulting in termination of this Agreement by Buyer). Seller and Buyer agree to sign all forms required by Escrow Agent for the holding and investing of the Earnest Money, such as IRS and bank account forms, and for such purposes the Earnest Money shall be considered the property of Buyer until such time as Escrow Agent disburses the Earnest Money to either Seller or Buyer pursuant to this Agreement. The preceding sentence shall not change in any way the other provisions in this Agreement concerning the holding and disbursing of the Earnest Money.

3.2 Escrow. Concurrently with the execution of this Agreement, Buyer and Seller shall open an escrow (“Escrow”) with Escrow Agent, whose address is: Two Parkway Center, 1800 Parkway Place, Suite 700, Marietta, Georgia 30067, Attention: Ms. Sally French Tyler, Telephone: (770) 850-9600, Facsimile: (770) 850-8222, email: sftyler@fnf.com.

3.3 Escrow Instructions. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for the Escrow Agent. If there is any conflict or inconsistency between this Agreement and any separate or additional escrow instructions required by Escrow Agent (“Additional Instructions”), this Agreement shall prevail and govern and the Additional Instructions shall so provide. The Additional Instructions shall not modify or amend the provisions of this Agreement unless otherwise expressly set forth by mutual written consent of Buyer and Seller. As used in this Agreement, “Opening of Escrow” means delivery of fully executed copies, or counterparts, of this Agreement and any Additional Instructions to Escrow Agent, along with the Earnest Money, and Escrow shall be deemed opened by Escrow Agent as of the date of delivery to Escrow Agent of all such documents and funds. Escrow Agent shall deliver written notice to the Parties specifying the date upon which Escrow opened hereunder.

Section 4. Purchase Price.

4.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be TWENTY FIVE MILLION SEVENTY THREE THOUSAND EIGHT HUNDRED EIGHT AND 60/100 DOLLARS ($25,073,808.60), which is comprised of the following two (2) components:

(a) The value of the Unimproved Land, calculated at the rate of TWO AND 75/100 DOLLARS ($2.75) per square foot, based on 2,410,610.4 square feet (55.34 acres x 43,560 square feet per acre), or SIX MILLION SIX HUNDRED TWENTY NINE THOUSAND ONE HUNDRED SEVENTY EIGHT AND 60/100 DOLLARS ($6,629,178.60) (the “Unimproved Land Component”); provided, however, that the Unimproved Land Component is subject to adjustment in accordance with Section 4.1.1; and

(b) The value of the Improved Land and the Improvements, which is hereby conclusively established to be EIGHTEEN MILLION FOUR HUNDRED FORTY FOUR THOUSAND SIX HUNDRED THIRTY AND NO/100 DOLLARS ($18,444,630.00).

The Purchase Price, as adjusted pursuant to Section 4.1.1 and by the prorations provided in Section 4.2 and as reduced by the Earnest Money and the Extension Fees, which, unless otherwise disbursed hereunder, shall be disbursed by Escrow Agent at the Closing to Seller as a portion of the Purchase Price, shall be paid by Buyer to Seller at the Closing in United States dollars, by Federal Reserve System wire transfer or other immediately available funds acceptable to Seller.

4.1.1 As required by Section 6.7, the Survey delivered by Buyer to Seller will specify the Square Footage of the Unimproved Land, as determined by the surveyor preparing the Survey. The determination of the Square Footage of the Unimproved Land in the Survey will be subject to the approval of Seller, not to be unreasonably withheld, delayed or conditioned. Seller will not withhold such approval if the Survey shows that the Square Footage of the Unimproved Land is not less than 2,411,659.60 square feet (“Minimum Square Footage”). If the Survey shows that the Square Footage of the Unimproved Land is less than the Minimum Square Footage, Seller will have the right either to accept the Survey or give written notice to Buyer within ten (10) calendar days after receipt of the Survey that Seller will cause a second survey (“Second Survey”) of the Unimproved Land to be performed at the expense of Seller. If Seller elects to obtain the Second Survey, Seller will, within five (5) days after giving the written notice to Buyer, order another survey to be performed of the Unimproved Land, which must meet the requirements of Section 6.7. Seller will pay the cost of the Second Survey. Within thirty (30) calendar days after giving notice to Buyer that Seller is obtaining the Second Survey, Seller must either submit the proposed Second Survey to Buyer, and request Buyer’s approval thereof, or give Buyer written notice that Seller has determined that the Survey is acceptable to Seller. If Seller requests approval by Buyer of a Second Survey, Buyer will have the right, for a period of ten (10) calendar days after receipt thereof, either to approve the Second Survey (which will constitute approval of the calculation of the Square Footage of the Unimproved Land as specified thereon) or to give notice to Seller that Buyer is unwilling to accept the Second Survey. If Buyer is unwilling to accept the Second Survey, then each of Seller and Buyer will, within five (5) calendar days after rejection by Buyer of the Second Survey, request their respective surveyors to designate a third surveyor, who will prepare a third survey (“Third Survey”) of the Unimproved Land, which must meet the requirements of Section 6.7. If the two surveyors are unable or unwilling during the five (5) calendar day period to select a third surveyor to perform the Third Survey, Seller shall, within five (5) additional days, submit a request to the American Arbitration Association to select the third surveyor as promptly as practicable. The third surveyor will be instructed to complete the Third Survey within thirty (30) calendar days after being selected. Seller and Buyer will share equally the cost of the Third Survey. After the Third Survey is completed, the Square Footage of the Unimproved Land will be the average of the square footage determined by the Third Survey with whichever of the Survey or the Second Survey was closest to the calculation of calculation of square footage in the Third Survey. The term “Square Footage of the Unimproved Land”, as used in this Agreement, shall mean the square footage of the Unimproved Land as determined in accordance with this Section 4.1.1. If the Square Footage of the Unimproved Land is more or less than 2,413,659.60 square feet, the Unimproved Land Component of the Purchase Price will be calculated by multiplying the Square Footage of the Unimproved Land times $2.75 per square foot.

4.2 Prorations. The following items shall be prorated between Seller and Buyer as of the Proration Date, and prorations favoring Buyer, to the extent determinable as of the Proration Date, shall reduce the Purchase Price payable by Buyer at the Closing, and such prorations favoring Seller, to the extent determinable as of the Proration Date, shall increase the Purchase Price payable by Buyer at the Closing:

4.2.1 State, county and local property taxes and assessments of every nature (including, without limitation, payments for Mello Roos bonds and Community Facilities District assessments) for the year or tax period of Closing. If the actual tax bills have not been issued, then such proration shall be based on such taxes for the prior year or tax period. After the tax bills for the year or tax period of Closing are received by either Buyer or Seller, Buyer and Seller shall adjust such proration, and any amount then owing shall be paid within twenty (20) days of demand by the party entitled thereto.

4.2.2 Sanitary sewer taxes, assessments and utility charges, if any.

4.2.4 Operating expenses of the Property, if any.

4.2.3 If the parties make any errors in the closing prorations or if they subsequently determine that any dollar amount prorated to be incorrect, each agrees, upon notice from the other within two (2) years after the Closing, to make any adjustment necessary to correct the error, including payment of any amount to the other then determined to be owing.

Buyer and Seller shall promptly pay to the other party any amount due to the other party as a result of any proration required under this Section 4.2. All amounts due hereunder shall be payable no later than twenty (20) days after demand by the payee, and, if such payments duly owing are not then timely paid, then all such amounts shall bear interest at a rate equal to ten percent (10%) per annum until such time as all such amounts are paid in full. The terms and conditions set forth in this Section 4.2 shall expressly survive the Closing hereunder only for the period of time necessary to achieve final prorations of all amounts due and owing hereunder but in any event no later than two (2) years after the Closing.

Section 5. Title to the Property. Seller shall convey good and insurable title to the Land and the Improvements to Buyer in the form of the Deed, which shall expressly be made subject to the Permitted Title Exceptions. Within ten (10) business days after the Contract Date, Seller will deliver to Buyer an owner’s title insurance commitment issued by the Title

Insurer on the current ALTA Extended Coverage form, in the amount of the Purchase Price and naming Buyer as the proposed insured (the “Title Commitment”), together with legible photocopies of all documents shown in the Title Commitment as exceptions to the title to the Property. Buyer shall have ten (10) calendar days after receipt of the Title Commitment and legible copies of all exceptions to give written notice to Seller of any objections which Buyer may have to the title to the Property. If Buyer fails to give any notice to Seller by such date, Buyer shall be deemed to have waived such right to object to any title exceptions or defects. If Buyer does give Seller timely notice of objection to any other title exceptions or defects, Seller shall then have the right, but not the obligation, for a period of ten (10) days after such notice, to reasonably cure or satisfy such objection. If such objection is not so timely and reasonably cured, then Buyer shall, within ten (10) calendar days thereafter, elect, by written notice given to Seller on or before such tenth (10th) day, either to (a) terminate this Agreement, in which case the Earnest Money shall be returned to Buyer by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or (b) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement. If Buyer fails to give Seller notice of its election by such time, it shall be deemed to have elected the option contained in subparagraph (b) above. If Seller does so reasonably cure or satisfy such objection, then this Agreement shall continue in full force and effect. Buyer shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.

Section 6. Limitation on Warranties and Buyer’s Inspection.

6.1 Disclaimer of Representations and Warranties by Seller. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS AND THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, FUTURE OR OTHERWISE, OF, AS TO, CONCERNING OR WITH RESPECT TO, THE PROPERTY, INCLUDING, WITHOUT LIMITATION, (i) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF, (ii) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE CONDITIONS, UNDERGROUND WATER RESERVOIRS, AND LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND FAULTING, (iii) WHETHER OR NOT AND TO THE EXTENT TO WHICH THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (iv) DRAINAGE ISSUES, CONDITIONS OR PROBLEMS, (v) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (vi) THE ZONING OR OTHER LAND USE RESTRICTIONS TO

WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (vii) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC SERVICE, (viii) USAGES OF ADJOINING PROPERTY, (ix) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (x) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, DURABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF, THE PROPERTY, OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS, OR CLAIMS ON OR AFFECTING, OR PERTAINING TO, THE PROPERTY OR ANY PART THEREOF, (xi) THE PRESENCE OF HAZARDOUS MATERIALS (AS MORE FULLY DESCRIBED IN SECTION 6.3 BELOW) IN OR ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (xii) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (xiii) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (xiv) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE LAND OR IMPROVEMENTS, (xv) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTY, (xvi) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, AND (xvii) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE (BUYER AFFIRMING THAT BUYER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE).

6.2 Inspection by Buyer. Buyer acknowledges that it will complete all physical and financial examinations relating to the acquisition of the Property hereunder and will acquire the same solely on the basis of such examinations, any representations and warranties provided by Seller in this Agreement and the title insurance protection afforded by the owner’s title insurance policy to be issued pursuant to the Title Commitment and not on any other information provided or to be provided by Seller. Except as expressly set forth in this Agreement, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated by this Agreement. Buyer acknowledges and agrees that all materials, data and information delivered or made available by Seller to Buyer in connection with the transaction contemplated by this Agreement are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered or made available by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered or made available by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, and (c) neither Seller, any affiliate of Seller, nor the person or entity which prepared any such report delivered or made available by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report. Buyer further acknowledges and agrees that any information provided or to be provided with respect to the Property including, without limitation, any due diligence materials, was obtained from a variety of sources and that, except for the representations and warranties contained in this Agreement, Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information. Seller shall not be liable for any failure to investigate the Property nor shall Seller be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports, or other information pertaining to the Property or the operation thereof, furnished by Seller or by any real estate broker, attorney, agent, representative, employee, servant or other person acting on Seller’s behalf, except as expressly set forth herein. It is expressly understood and agreed that the amount of the Purchase Price reflects, and the Property is being sold by Seller and purchased by Buyer subject to, the foregoing disclaimers, which shall survive Closing.

6.3 Waiver and Release by Buyer. Buyer, for itself and any entity affiliated with Buyer, waives and releases Seller, the Seller Related Parties and their respective employees, agents, officers, trustees, directors and shareholders from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, existing and future, contingent or otherwise (including any action or proceeding, brought or threatened, or ordered by any appropriate governmental entity) made, incurred, or suffered by Buyer or any entity affiliated with Buyer relating to the presence, misuse, use, disposal, release or threatened release of any hazardous or toxic materials, chemicals or wastes at the Property and any liability or claim related to the Property arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, or any other cause of action based on any other state, local, or federal environmental law, rule or regulation; provided, however, the foregoing waiver and release shall not apply to (i) the release by Seller of Hazardous Materials at or affecting the Property or violations by Seller of environmental laws to the extent affecting the Property or (ii) violations of environmental laws within the actual knowledge of Seller and not disclosed to Buyer prior to Closing. As used herein, “Hazardous Materials” shall mean substances which are designated, defined or classified as a hazardous substance, hazardous material or contaminant under applicable environmental laws currently in effect as of the Contract Date. Buyer acknowledges that unknown and unsuspected Hazardous Materials may hereafter be discovered on or about the Property, and Buyer knowingly releases Seller and the Seller Related Parties from any and all liability related thereto (except as provided above). Buyer hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known, disclosed, suspected or foreseeable.

Seller’s Initials	Buyer’s Initials

The provisions of this Section 6.3 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing Documents.

6.4 Physical and Document Inspection. Prior to execution and delivery of this Agreement, Seller has delivered to Buyer complete copies of each of the following documents related to the Property that it has in its possession, but specifically excluding (i) those portions of the listed documents which would disclose Seller’s cost of acquisition of the Land, or cost of construction of the Improvements and related soft costs, (ii) any reports, presentations, summaries and the like prepared for Seller’s Board of Directors in connection with its consideration of the acquisition of the Land, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof and (iv) any information which is the subject of a confidentiality agreement between Seller and a third party (the items described in clauses (i), (ii) (iii) and (iv) being collectively referred to as the “Confidential Information”):

(a) All surveys of the Property and a set of plans and specifications (collectively, the “Plans”) for the Building and any certificates or approvals which may have been issued by governmental approvals with respect to the completed shell structure for the Building; the Plans are described on Exhibit G, attached to this Agreement and made a part hereof by this reference.

(b) All current title insurance policies in force with respect to the larger tract of land acquired by Seller which includes the Land;

(c) Most recent property tax bills and assessments;

(d) Environmental reports;

(e) Permits, if any, pertaining to the Building;

(f) Warranties, if any, pertaining to the Building; and

(g) Engineering and soil reports.

6.5 Buyer’s Inspection. Buyer and its agents shall have the right, from time to time prior to the Closing, to enter upon the Property to examine the same and the condition thereof, and to conduct such surveys and to make all such engineering and other inspections, tests and studies as Buyer shall determine to be reasonably necessary, all at Buyer’s sole cost and expense; provided, however, Buyer shall not conduct any intrusive testing of the Improvements or any environmental investigations of the Property beyond a Phase I environmental site assessment (i.e. no sampling or drilling) without first obtaining Seller’s prior written consent. Buyer agrees to give Seller at least forty eight (48) hours advance notice of such examinations or surveys and to conduct such examinations or surveys during normal business hours. Unless Seller waives such right in writing, a representative of Seller must be present with Buyer during all examinations or surveys of the Property conducted by Buyer. Buyer agrees to conduct all examinations and testing of the Property in a manner which will minimize, to the extent reasonably practicable, damage to the Property, and agrees to restore the Property to its condition prior to any such examinations or surveys immediately after conducting the same. Buyer hereby indemnifies and holds Seller harmless from and against any claims for injury or death to persons, damage to property or other losses, damages or claims, including, in each instance, attorneys’ fees and litigation costs, to the extent arising out of any action of any person or firm entering the Property on Buyer’s behalf as aforesaid, which indemnity shall survive the Closing and any termination of this Agreement without the Closing having occurred.

6.6 Formal Inspection Period. Notwithstanding Buyer’s right of inspection contained in Section 6.5 above, with respect to the condition of the Property, Buyer’s obligation to close under this Agreement is subject to and conditioned upon Buyer’s investigation and study of and satisfaction with the Property (including without limitation as to physical and environmental condition, financing, financial feasibility, entitlements, permits, approvals, cost budgets, architectural and engineering design, and approval of the Board of Directors of Buyer). Buyer shall have until January 3, 2005 (the “Inspection Date”), to make any such investigations and studies with respect to the Property as Buyer deems appropriate, and to terminate this Agreement, by written notice to Seller, to be given on or before the Inspection Date, if Buyer is not, for any reason whatsoever or no reason at all, satisfied with the Property. If Buyer fails timely to give notice of such termination, then Buyer’s rights under this Section 6.6 shall be deemed to have been waived by Buyer and this Agreement shall remain in full force and effect without any longer being subject to this Section 6.6; provided, however, that the Inspection Date and the rights of Buyer under this Section 6.6 may be extended by Buyer in accordance with Section 6.6.1 If Buyer does give notice of termination, the Earnest Money shall be refunded to Buyer by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, and thereafter, Buyer shall promptly provide to Seller, without charge and without warranty, copies of any reports, surveys, drawings, tests or other written documents obtained by Buyer from third parties with respect to the Property.

6.6.1 Extension of Inspection Date. Buyer shall have the right and option to extend the Inspection Date through and including February 2, 2005, by (i) giving written notice (“First Extension Notice”) to Seller not later than January 3, 2005, and (ii) simultaneously sending to Escrow Agent the sum of Twenty-Five Thousand and No/100 Dollars ($25,000.00) (“First Extension Fee”). The First Extension Fee will constitute consideration payable to Seller for the first extension of the Inspection Date, and will be fully earned by Seller and non-refundable to Buyer when Buyer gives the First Extension Notice (except in the event of a default by Seller resulting in termination of this Agreement by Buyer). If, and only if, Closing actually occurs, the First Extension Fee will, if paid by Buyer, be applied as a credit against the Purchase Price at Closing. Otherwise, if this Agreement terminates prior to Closing for any reason other than a default by Seller, the First Extension Fee will, if paid by Buyer, be disbursed by Escrow Agent to Seller. If Buyer timely gives the First Extension Notice, Buyer shall have the further right and option to extend the Inspection Date through and including March 4, 2005, by (i) giving written notice (“Second Extension Notice”) to Seller not later than February 2, 2005, and (ii) simultaneously sending to Escrow Agent the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (“Second Extension Fee”). The Second Extension Fee will constitute consideration payable to Seller for the second extension of the Inspection Date, and will be fully earned by Seller and non-refundable to Buyer when Buyer gives the Second Extension Notice (except in the event of a default by Seller resulting in termination of this Agreement by Buyer).

If, and only if, Closing actually occurs, the Second Extension Fee will, if paid by Buyer, be applied as a credit against the Purchase Price at Closing. Otherwise, if this Agreement terminates prior to Closing for any reason other than a default by Seller, the Second Extension Fee will, if paid by Buyer, be disbursed by Escrow Agent to Seller. The First Extension Fee and the Second Extension Fee are sometimes referred to in this Agreement individually as an “Extension Fee” and collectively as the “Extension Fees”.

6.7 Survey. Buyer shall deliver to Seller within thirty (30) calendar days after receipt of the Title Commitment three (3) prints of a current as-built ALTA/ACSM plat of survey of the Land (the “Survey”), which shall be certified to Seller, Buyer and the Title Insurer. The Survey will depict the Improvements and, to the extent locatable, all exceptions to the title to the Property identified in the Title Commitment, and shall specify the gross square footage of each of the Unimproved Land and the Improved Land to the nearest one-hundredth of a square foot. The Deed to be delivered by Seller to Buyer at the Closing shall contain the legal description of the Land created by the Parcel Map referenced in the definition of “Land” in Section 1.1 of this Agreement.

6.8 Disclosure. Buyer and Seller acknowledge that Seller or Broker may be required to disclose if the Property lies within the following natural hazard areas or zones: (1) a special flood hazard area designated by the Federal Emergency Management Agency (Cal. Civ. Code §1103); (2) an area of potential flooding (Cal. Gov. Code §8589.4); (3) a very high fire hazard severity zone (Cal. Gov. Code 51183.5); (4) a wild land area that may contain substantial forest fire risks and hazards (Pub. Resources Code § 4136); (5) an earthquake fault zone (Pub. Resources Code § 2621.9); or (6) a seismic hazard zone (Pub. Resources Code § 2694). Buyer and Seller acknowledge that Buyer will employ the services of a reputable third party who is in the business of providing such information (which, in such capacity is herein called “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purpose of enabling each of Seller and Broker to fulfill its disclosure obligations, if any, with respect to the natural hazards referred to in California Civil Code Section 1103.2 and to report the result of its examination to Buyer and Seller in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller and Broker from their disclosure obligations, if any, referred to herein, and, for the purpose of this Agreement, the provisions of Civil Code Section 1102.4 regarding the non-liability of each of Seller and Broker for errors or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. The obligations of Seller and Broker are several (and not joint and not joint and several).

Section 7. [INTENTIONALLY OMITTED]

Section 8. Representations and Warranties.

As of the Contract Date, Seller hereby warrants and represents to Buyer as follows:

8.1 No Litigation. Seller has not received any written notice of any actual, pending or threatened litigation or proceeding, including, without limitation, condemnation or other exercise of the power of eminent domain, by any organization, person, individual or governmental agency against Seller with respect to the Property or against the Property. Seller has no actual knowledge of any other pending or threatened litigation, condemnation or other exercise of the power of eminent domain which would affect the Property.

8.2 No Violation of Law. Seller has received no written notice from any governmental authority alleging or asserting that the Property is not in compliance with applicable Governmental Requirements.

8.3 Hazardous Materials. Except as may be revealed in any environmental reports delivered by Seller to Buyer pursuant to Section 6.4, Seller has no actual knowledge of the presence of Hazardous Materials on the Property which violate applicable Governmental Requirements.

8.4 Authority. Seller is a duly organized and validly formed corporation under the laws of the State of Delaware, is in good standing in the State of Delaware, is qualified to do business in the State of California, is not subject to any voluntary or involuntary bankruptcy or other proceeding for dissolution or liquidation thereof, has obtained all requisite authorizations to enter into this Agreement with Buyer and to consummate and close the purchase and sale of the Property pursuant hereto, and that the parties executing this Agreement on behalf of Seller are duly authorized to do so.

8.5 Non-Foreign Status. Seller is not a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto.

8.6 No Leases. There are no leases, licenses, or other rights of occupancy in effect at the Property.

8.7 Service Contracts. Seller will, not later than the Closing Date, terminate all service contracts in effect at the Property.

8.8 Conformance to Plans. The Building has been constructed in substantial conformance with the Plans.

8.9 Other Buyers. Other than this Agreement, there is no binding agreement, understanding, letter of intent, or other commitment or arrangement of any kind between Seller and any other person, firm, corporation, or other entity relating to the sale, lease, or other disposition of the Property or any portion or component thereof.

Whenever a representation and warranty made by Seller in this Section 8 is limited to Seller’s “knowledge” or “actual knowledge”, such term shall mean the current actual knowledge of Brent Carroll, Jon Kelly and Alan Sharp, who are the employees of Seller responsible, on behalf of Seller, for the acquisition, development, leasing, management, operation and disposition of the Property and construction of the Improvements, without any independent inquiry or investigation and without any personal liability on the part of any of them, and the knowledge of no other past, present or future employee of Seller shall be imputed to Seller for the purposes hereof. The foregoing definition of “knowledge” or “actual knowledge” shall apply to such terms wherever used in this Agreement with respect to statements, warranties or actions of Seller, including, without limitation, Section 6.3.

It shall be a condition of Closing that the representations and warranties contained in this Section 8 be true and correct in all material respects at Closing. In the event that either Seller or Buyer gains actual knowledge between the Contract Date and the Closing Date of facts or circumstances which would cause any of said representations or warranties to be untrue or inaccurate, whichever of Seller or Buyer acquires such knowledge shall immediately notify the other party of such change. Seller shall then have the right, but no obligation, to attempt to cure or remediate the change in facts or circumstances within thirty (30) days after giving or receiving notice thereof as required above. The Closing Date shall be automatically extended in order to allow the running of said thirty (30) day period. In the event Seller so cures such change within said thirty (30) day period, this Agreement shall remain in full force and effect. If Seller is unable or unwilling to cure such change, Buyer may, as its sole remedies, except as hereinafter provided to the contrary in this paragraph, either (a) terminate this Agreement by written notice to Seller, in which case the Earnest Money and any Extension Fees shall be returned to Buyer and the parties shall have no further rights or obligations hereunder, except for those which expressly survive such termination, or (b) waive such right to terminate and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement; provided, however, that, if Buyer elects option (a), above, then, to the extent the change in a representation and warranty was intentionally or willfully caused by Seller, Buyer shall have the right, in addition to receiving a refund of the Earnest Money and any Extension Fees, to recover from Seller an amount of money equal to the out of pocket expenses actually incurred by Buyer in its investigation of the Property pursuant to this Agreement (and no damages of any kind), up to an absolute maximum of $100,000.00 (exclusive of costs and expenses, including but not limited to attorneys’, incurred in recovering such amount); provided that any such action to recover expenses must be commenced within one hundred eighty (180) calendar days after the termination of this Agreement. In the event Buyer elects option (b) in the preceding sentence or in the event Buyer elects to Close with actual or constructive knowledge that a representation or warranty of Seller herein is untrue or incorrect (it being expressly agreed that Buyer shall be deemed to have knowledge that a representation or warranty is untrue or incorrect if anything contained in the materials delivered by Seller pursuant to Section 6.4 hereof renders it so, if the information is available in the public records or if the information should have been discovered with a reasonably diligent investigation of the Property), the representations and warranties shall be deemed to be automatically amended to reflect said change. Except as hereinafter provided to the contrary, the representations and warranties contained in this Section 8 shall survive Closing for a period of one year following the Closing Date and shall terminate upon expiration of such one year period, except as to claims asserted in writing by Buyer prior to that time. The representations and warranties by Seller contained in Sections 8.2, 8.4, 8.5, 8.6, 8.7 and 8.9 will survive Closing for whatever period may be allowed under the applicable statute of limitations under the laws of the State of California, and will not be subject to the one-year limitation applicable to all other representations and warranties by Seller in this Section 8.

Section 9. No Leases; No Service Contracts. Seller will not, so long as this Agreement remains in effect, enter into any leases, licenses, occupancy agreements or service contracts affecting the Property (other than service contracts which can be terminated not later than the Closing Date).

Section 10. Reserved

Section 11. Closing.

11.1 Time and Place. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, the Closing shall be conducted through an escrow administered by Escrow Agent, at its offices at Two Parkway Center, 1800 Parkway Place, Suite 700, Marietta, Georgia 30067, commencing at 10:00 a.m., on a date selected by Buyer and reasonably acceptable to Seller, which shall be on or before the thirtieth (30th) calendar day following the Inspection Date (including any extension of the Inspection Date allowed by this Agreement), unless the Closing Date is postponed pursuant to the express terms of this Agreement or as otherwise agreed by Seller and Buyer in writing; provided, however, that Closing may not, in any event, occur prior to January 7, 2005. Seller and Buyer will execute and deliver to Escrow Agent such escrow instructions, either jointly or separately, not later than the day before the date of Closing, as may be necessary to enable Escrow Agent to administer and complete the Closing in accordance with the provisions of this Agreement and the Additional Instructions.

11.2 Closing Documents. For and in consideration of, and as a condition precedent to Buyer’s delivery to Seller of the Purchase Price, Seller shall obtain and deliver to Buyer, or cause to be obtained and delivered to Buyer, at the Closing the following documents (collectively, the “Closing Documents”, all of which shall be duly executed and witnessed, which documents Buyer agrees to execute where required):

11.2.1 A Deed, in the form attached as Exhibit D hereto and by this reference made a part hereof, conveying to Buyer all of Seller’s right, title and interest in and to the Land and Improvements, subject to the Permitted Title Exceptions and such other exceptions as are permitted by Section 5 hereof.

11.2.2 A Non-Foreign Certificate, in the form attached as Exhibit E hereto and by this reference made a part hereof;

11.2.3 Such evidence as the Title Insurer shall reasonably require as to the authority of the parties acting on behalf of Seller and Buyer to enter into this Agreement and to discharge the obligations of Seller and Buyer pursuant hereto;

11.2.4 A properly-completed property transfer tax return, in form and substance appropriate to the jurisdiction in which the Property is located;

11.2.5 A Closing Statement;

11.2.6 An affidavit of title or other affidavit customarily required of sellers by the Title Insurer to remove the standard exceptions from an owner’s ALTA extended coverage title insurance policy which are capable of being removed by such an affidavit;

11.2.7 A General Assignment in the form attached hereto as Exhibit F;

11.2.8 A current ALTA Owner’s Extended Coverage Policy of Title Insurance issued by the Title Insurer, in the amount of the Purchase Price and showing title to the Property vested in Buyer, subject to the Permitted Title Exceptions; provided that Seller will not be required to provide any endorsements (other than extended coverage) to such policy (all such endorsements being the responsibility of Buyer).

11.2.9 Such further instructions, documents and information as Buyer, Seller or Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement.

11.3 Costs. At the Closing, Seller and Buyer shall pay their own respective costs incurred with respect to the consummation of the purchase and sale of the Property as contemplated herein, including, without limitation, attorneys’ fees. Notwithstanding the foregoing, it is expressly agreed that Seller shall pay all documentary and other transfer taxes payable in connection with recording the Deed, the cost of drawing, notarizing and recording the Deed, the premium for a basic ALTA owner’s extended coverage title insurance policy (without any endorsements) covering the Property, in the amount of the Purchase Price, and naming Buyer as the insured. Buyer shall pay the cost of the Survey and the cost of any endorsements requested by Buyer for the owner’s title insurance policy, the costs of any governmental filings required of Buyer, any mortgage recording or intangibles tax and all other taxes, costs, fees or expenses relating to Buyer’s financing of the Property. Escrow charges of Escrow Agent will be shared evenly by Seller and Buyer.

Section 12. Default and Remedies.

12.1 Buyer’s Default. In the event of a default by Buyer under the terms of this Agreement and continuation of such default for a period of ten (10) days after receipt of written notice from Seller (except that only one (1) day’s notice shall be required for a failure by Buyer to tender the tender the Purchase Price and execute the applicable Closing Documents on the Closing Date in accordance with Section 11.2), Escrow Agent shall disburse the Earnest Money (and, to the extent then deposited, the Extension Fees) to Seller, and Seller shall be entitled, as its sole and exclusive remedy hereunder, to retain the Earnest Money (and Extension Fees to the extent deposited) as full liquidated damages for such default of Buyer, whereupon this Agreement shall terminate and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. It is hereby agreed that Seller’s damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Earnest Money (and Extension Fees to the extent deposited) constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages. Buyer covenants not to bring any action or suit challenging the amount of liquidated damages provided hereunder in the event of such default. Notwithstanding the foregoing, if Buyer interferes with or makes any attempt to interfere with Seller receiving or retaining, as the case may be, the liquidated damages provided for in this Section 12.1, Seller shall have the right to elect to recover the greater of its actual damages or the liquidated damages by giving written notice to Buyer and Seller shall have all other rights and remedies against Buyer provided at law or in equity. This provision shall expressly survive the termination of this Agreement.

Seller’s Initials	Buyer’s Initials

12.2 Seller’s Default. In the event of a default by Seller under the terms of this Agreement which is first discovered by Buyer prior to the Closing and is not cured by Seller within ten (10) calendar days after receipt of written notice from Buyer, or as otherwise provided hereunder (except that only one (1) day’s notice shall be required for a failure by Seller to execute and tender the Closing Documents on the Closing Date in accordance with Section 11.2), Buyer’s sole and exclusive remedies hereunder shall be either to (i) terminate this Agreement and receive a refund of the Earnest Money (and Extension Fees to the extent deposited) from Escrow Agent (except as provided to the contrary in Section 8) or (ii) subject to compliance by Buyer with Section 12.2.1, seek specific performance of Seller’s obligations under this Agreement, without any reduction in the Purchase Price. Except as provided to the contrary in Sections 8 and 12.3 of this Agreement, Buyer shall have no right to seek or recover any damages from Seller in the event of a default by Seller under the terms of this Agreement.

12.2.1 SPECIFIC PERFORMANCE. BUYER SHALL ONLY BE ENTITLED TO THE REMEDY OF SPECIFIC PERFORMANCE IN STRICT ACCORDANCE WITH THE FOLLOWING PROVISIONS: BUYER SHALL ONLY BE ENTITLED TO THE REMEDY OF SPECIFIC PERFORMANCE IF BUYER IS READY, WILLING AND ABLE TO PERFORM BUYER’S OBLIGATIONS UNDER THIS AGREEMENT WITHOUT ANY VARIANCE OR MODIFICATION (EXCEPT VARIANCES AND MODIFICATIONS, IF ANY, WHICH MAY BE SET FORTH IN WRITING AND EXECUTED AND DELIVERED BY BOTH SELLER AND BUYER), INCLUDING THAT BUYER SHALL HAVE DEPOSITED INTO ESCROW THE PURCHASE PRICE AND ANY OTHER AMOUNTS REQUIRED OF BUYER TO CLOSE ESCROW HEREUNDER. BUYER AND SELLER HEREBY EVIDENCE THEIR SPECIFIC CONSENT TO THE TERMS OF THESE WAIVERS BY PLACING THEIR INITIALS IN THE PLACE PROVIDED HEREINAFTER.

Seller’s Initials	Buyer’s Initials

12.3 Seller’s Misrepresentation or Breach of Warranty. In the event of a misrepresentation or breach of warranty by Seller under Section 8 of this Agreement which is first discovered by Buyer after the Closing Date but within one year after Closing (with the exception of the representations and warranties by Seller contained in Sections 8.2, 8.4, 8.5, 8.6, 8.7 and 8.9, which will survive Closing for whatever period may be allowed under the applicable statute of limitations under the laws of the State of California, and will not be subject to the one-year limitation applicable to the other representations and warranties by Seller in Section 8), Buyer shall notify Seller, in writing, of the specifics of such default. Seller shall have sixty (60) days after receipt of Buyer’s notice in which to cure said default (or such longer time if such default cannot be reasonably cured within said sixty (60) day period, but in no event later than one hundred eighty (180) days). If Seller is unable to cure said default within said cure period, Buyer’s sole recourse against Seller shall be to file an action or proceeding against Seller for the actual damages (to the exclusion of any consequential or punitive damages) suffered by Buyer as a direct result of such default, up to an absolute maximum of $500,000.00. No action or proceeding thereon of any kind whatsoever shall be valid or enforceable, at law or in equity, if not asserted in writing by Buyer against Seller within the requisite time period specified in this Agreement. The total liability of Seller for breach of warranty or representation discovered after the Closing Date will never exceed, in the aggregate, $500,000.00.

Section 13. Condemnation or Destruction.

13.1 Condemnation. If, prior to the Closing, all or any material part of the Property is subject to a bona fide threat of condemnation by a body having the power of eminent domain, or is taken by eminent domain or condemnation, or sale in lieu thereof, then Buyer, by written notice to Seller, to be received within thirty (30) calendar days of Buyer’s receiving Seller’s notice of such threat, condemnation or taking (with the Closing Date being extended automatically to allow such time period to run fully), may elect to terminate this Agreement. For the purposes of this Section 13.1, a “material” part of the Property will have been taken by condemnation or be under threat of condemnation if the loss of such part of the Property would have a material and adverse impact on access to the Property or operation of the Property as contemplated by Buyer.

13.2 Damage or Destruction. If, prior to the Closing, all or any material part of the Property is damaged or destroyed by fire or other casualty, Seller agrees to give Buyer immediate written notice of such occurrence and the nature and extent of such damage and destruction, and Buyer, by written notice to Seller, to be received within thirty (30) calendar days of Buyer’s receipt of Seller’s notice of such damage or destruction (with the Closing Date being extended automatically to allow such time period to run fully), may elect to terminate this Agreement. For the purposes of this Section 13.2, a “material” part of the Property will have been damage or destroyed if the cost to repair such damage will exceed $1,000,000.00.

13.3 Termination. If this Agreement is terminated as a result of the provisions of either Section 13.1 or Section 13.2 hereof, Buyer shall be entitled to receive a refund of the Earnest Money and any Extension Fees from Escrow Agent, whereupon the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

13.4 Awards and Proceeds. If Buyer does not elect (or is not entitled) to terminate this Agreement following any notice of a threat of taking or taking by condemnation or notice of damage or destruction to the Property, as provided above, this Agreement shall remain in full force and effect and the conveyance of the Property contemplated herein, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustments. At the Closing, Seller shall assign, transfer and set over to Buyer all of Seller’s right, title and interest in and to any awards, payments or insurance proceeds for the actual value of the property lost or destroyed, up to but not in excess of the Purchase Price, that have been or may thereafter be made for any such taking, sale in lieu thereof or damage or destruction, to the extent such awards, payments or proceeds shall not have theretofore been used for restoration of the Property pursuant to a plan of restoration approved in advance in writing by Buyer.

Section 14. Assignment.

14.1 Assignment by Buyer. Except as herein expressly provided, Buyer shall not, without the prior written consent of Seller, which Seller may withhold in its sole and absolute discretion, assign any of Buyer’s rights hereunder or any part thereof to any person, firm, partnership, corporation or other entity, other than a parent, affiliate or subsidiary, or an affiliate or subsidiary of a parent, of Buyer; provided that no such assignment will relieve Buyer of its obligations under any indemnity given by Buyer to Seller under the terms of this Agreement. If any assignment requiring Seller’s consent is made with the consent of Seller, or if any assignment not requiring Seller’s consent is made, then the sale contemplated by this Agreement shall be consummated in the name of, and by and through the authorized officials of, any such assignee, but Buyer shall not be relived of its obligations under this Agreement.

14.2 Assignment by Seller. From and after the Contract Date, Seller shall not, without the prior written consent of Buyer, which consent Buyer may withhold in its sole and absolute discretion, assign, transfer, convey, hypothecate or otherwise dispose of all or any part of its right, title or interest in or to the Property.

Section 15. Buyer’s Representation and Warranty.

15.1 Due Formation and Authority. Buyer does hereby represent and warrant to Seller as of the Contract Date and the Closing Date that it is a validly formed corporation and in good standing under the laws of the State of California; that it is not subject to any involuntary proceeding for the dissolution or liquidation thereof; that it has all requisite authorizations to enter into this Agreement with Seller and to consummate the transactions contemplated hereby; and that the parties executing this Agreement on behalf of Buyer are duly authorized to so do.

Section 16. Broker and Broker’s Commission.

16.1 If Closing actually occurs, Seller shall pay to Broker a commission in accordance with a separate agreement between Seller and Broker. Broker shall only be entitled to such commission if and when the transaction contemplated herein actually closes. Buyer shall have no responsibility for payment of such commission.

16.2 Buyer and Seller each warrant and represent to the other that, with the exception of the Broker, such party has not employed or otherwise engaged a real estate broker or agent in connection with the transaction contemplated hereby. Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of the other’s representation herein being untrue. This Section 16 shall expressly survive the Closing hereunder and any termination of this Agreement.

Section 17. Notices.

Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service, by U. S. registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission providing electronic confirmation of receipt (provided that a copy of any notice sent by facsimile must also be sent the same day by another permissible method for giving notice) to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

SELLER:

INDUSTRIAL DEVELOPMENTS
INTERNATIONAL, INC.
3424 Peachtree Road
Suite 1500
Atlanta, Georgia 30326
Telephone: (404) 479-4000
Facsimile: (404) 479-4115
Attn: Mr. Timothy J. Gunter
With a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Telephone: (404) 881-7367
Facsimile: (404) 881-7777
Attn: Michael R. Davis

BUYER:
COST PLUS, INC.
200 Fourth Street
Oakland, California 94607
Telephone: (510) 808-9007
Facsimile: (510) 763-6139
Attn: Judy Soares
With a copy to:
Cooper, White & Cooper LLP
201 California Street, 17th Floor
San Francisco, California 94111
Telephone: (415) 433-1900
Facsimile: (415) 433-5530
Attn: Beau Simon, Esquire

Any notice or other communication mailed as hereinabove provided shall be deemed effectively given (i) on the date of delivery, if delivered by hand, (ii) on the date placed in the possession of a nationally recognized overnight express delivery service, if sent by courier service; (iii) on the date deposited in the mail, if sent by certified or registered mail; or (iv) on the date of transmission, if sent by facsimile; provided that any time period specified in this Agreement for a response to any notice shall not commence until the date of receipt. Refusal to accept delivery or inability to make delivery because of an invalid address or a change of address as to which no prior notice was given shall conclusively constitute receipt of the notice given.

Section 18. Miscellaneous.

18.1 Governing Law; Headings; Rules of Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of in which the Land is located, without reference to the conflicts of laws or choice of law provisions thereof. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

18.2 No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

18.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the Property and the subject matter hereof, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

18.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns (subject to Section 14 above).

18.5 Amendments. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

18.6 Possession. Possession of the Property shall be granted by Seller to Buyer no later than the Closing Date, subject to the Permitted Title Exceptions and other title matters allowed under Section 5 hereof, with all of Seller’s fixtures, equipment and possessions removed and all of the improvements, fixtures and equipment appurtenant to the Building in the same condition as on the Inspection Date, subject to normal wear and tear and damage by casualty or condemnation, which is governed by Section 13.

18.7 Date For Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

18.8 Recording. Seller and Buyer agree that they will not record this Agreement and that they will not record a short form of this Agreement.

18.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

18.10 Time of the Essence. Time shall be of the essence of this Agreement and each and every term and condition hereof.

18.11 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations, and is intended, and shall for all purposes be deemed to be, a single, integrated document setting forth all of the agreements and understandings of the parties hereto with respect to the subject matter hereof, and superseding all prior negotiations, understandings and agreements of such parties. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

18.12 Confidentiality. Each of Seller and Buyer shall keep the terms of this Agreement strictly confidential and shall not disclose or permit its employees or agents to disclose the terms of this Agreement, except for reasonably necessary disclosures to its attorneys, accountants, officers, directors, key employees, members and lenders. Buyer agrees to keep confidential any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller’s request, including, without limitation any environmental site assessment reports furnished to Buyer except to Buyer’s consultants, officers, directors, key employees, prospective lenders, investors, financial advisors, attorneys and any permitted assignees of this Agreement on a “need to know” basis, unless Buyer is compelled to disclose such documents, material or information by law or by subpoena. Buyer agrees to indemnify and hold harmless the Seller Related Parties from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorneys’ fees) arising out of Buyer’s breach of this Section 18.12; provided, however, that Buyer shall not be liable in damages under the foregoing indemnity unless the breach of this Section 18.12 by Buyer is the result of intentional or grossly negligent conduct. In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall return to Seller all of the documents, material or information regarding the Property supplied to Buyer by Seller or at the request of Seller. The provisions of this Section 18.12 shall survive the termination of this Agreement but shall no longer be applicable following Closing in accordance with the terms of this Agreement. Notwithstanding the foregoing, the provisions of this Section 18.12 shall not apply to any information which is within the public domain.

18.13 As used herein, the “Seller Related Parties” shall mean Seller and its officers, directors, trustees, shareholders, partners, members, participants, affiliates, subsidiaries, employees, representatives, agents, contractors, heirs, legal representatives, successors and assigns.

18.14 No Offer Until Executed. The submission of this Agreement to Buyer for examination or consideration does not constitute an offer to sell the Property and this Agreement shall become effective, if at all, only upon the full execution and delivery thereof by Buyer and Seller.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and sealed by its duly authorized signatory, effective as of the day and year first above written.

SELLER:

Date: December 3, 2004	INDUSTRIAL DEVELOPMENTS INTERNATIONAL, INC., a Delaware corporation

	By:	/s/ Timothy J. Gunter
	Name:	Timothy J. Gunter
	Title:	Secretary

	By:	/s/ Greg J. Ryan
	Name:	Greg J. Ryan
	Title:	Assistant Secretary

BUYER:

COST PLUS, INC., a California corporation

	By:	/s/ John J. Luttrell
	Name:	John J. Luttrell
	Title:	CFO

	Attest:	/s/ Jane Baughman
	Name:	Jane Baughman
	Title:	VP, Treasurer